The information in this Preliminary Prospectus Supplement and the Prospectus (collectively, the “Offering Documents”) is not complete and may be changed. We may not sell these Warrants, until the Offering Documents are delivered in final form. The Offering Documents are not an offer to sell these Warrants, and we are not soliciting offers to buy these Warrants, in any State where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960 Dated October 23, 2014 Subject to Completion

[•] Call Spread Warrants Linked to an Equally Weighted Basket of Equities
UBS AG [•] Call Spread Warrants linked to an Equally Weighted Basket of Equities due November 13, 2015

Investment Description

The call spread warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of equities (the “basket”). The Warrants are European-style cash-settled call warrants, entitling you to receive a cash payment, if any, based on the amount by which the level of the basket on the expiration date (the “basket ending level”) is above the level of the basket on the trade date (the “basket starting level”), subject to the maximum basket return as discussed below. The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the basket ending level is equal to or less than the basket starting level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Key Terms

Issuer:	UBS AG, London Branch (“UBS”).
Term:	56 Weeks.
Warrant Description:	European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of an equally weighted basket of equities.
Basket:	The basket will be composed of fifteen equities (each, a “basket equity” and, together, the “basket equities”). The weighting, ticker symbol and basket equity starting price for each basket equity is as follows:

Basket Equity	Bloomberg Ticker	Basket Equity Weight	Basket Equity Starting Price
Cabot Oil & Gas Corporation	COG UN	1/15	$•
Continental Resources, Inc.	CLR UN	1/15	$•
Cummins Inc.	CMI UN	1/15	$•
Eastman Chemical Company	EMN UN	1/15	$•
Enterprise Products Partners L.P.	EPD UN	1/15	$•
EOG Resources, Inc.	EOG UN	1/15	$•
Halliburton Company	HAL UN	1/15	$•
LyondellBasell Industries N.V.	LYB UN	1/15	$•
MarkWest Energy Partners, L.P.	MWE UN	1/15	$•
National Oilwell Varco, Inc.	NOV UN	1/15	$•
Nucor Corporation	NUE UN	1/15	$•
Pioneer Natural Resources Company	PXD UN	1/15	$•
Plains All American Pipeline, L.P.	PAA UN	1/15	$•
Schlumberger Limited	SLB UN	1/15	$•
Weatherford International plc	WFT UN	1/15	$•

Trade Date:	October 24, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Settlement Date:	October 29, 2014 (on or around the third business day following the trade date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Expiration Date:	November 9, 2015, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Cash Settlement Payment Date:	November 13, 2015 (on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Premium/Initial Investment:	$47.00 per Warrant, representing 4.70% of the notional amount per Warrant (references to “initial investment” in this prospectus supplement shall also refer to the “premium”).
Notional Amount:	$1,000.00 per Warrant.

Cash Settlement Amount:	For each Warrant:
If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised. UBS will pay the cash settlement amount on the cash settlement payment date per Warrant, calculated as follows:
Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return
If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.
Basket Return:	The quotient, expressed as a percentage, of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:
Basket Ending Level – Basket Starting Level Basket Starting Level
Maximum Basket Return:	10%
Basket Starting Level:	Set equal to 100 on the trade date.
Basket Ending Level:	The product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket equities on the expiration date, as determined by the calculation agent. The weighted performance for each basket equity is the basket equity return for such basket equity multiplied by the basket equity weighting.
Basket Equity Return:	With respect to each basket equity, the quotient, expressed as a percentage, of (i) the basket equity ending price minus the basket equity starting price divided by (ii) the basket equity starting price. Expressed as a formula:
Basket Equity Ending Price – Basket Equity Starting Price Basket Equity Starting Price
Basket Equity Starting Price:	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.
Basket Equity Ending Price:	With respect to each basket equity, the closing price for such basket equity on the expiration date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.
Trading Day:	For each basket equity, a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange or market on which such basket equity is listed or admitted for trading. With respect to a basket equity issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non U.S. exchange or market on which such instrument is listed or admitted for trading.
Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the basket ending level is greater than the basket starting level. (You do not have the right to exercise your Warrants prior to the expiration date.)
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Minimum Purchase Requirement:	22 Warrants and increments of 1 thereafter.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
CUSIP Number:	90274B634
ISIN Number:	US90274B6341

The basket return must be greater than 4.70% for you to receive a positive return on your initial investment. If the basket return is positive but less than 4.70%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

The return potential of the Warrants is limited by the maximum basket return. Therefore, you will not benefit from any positive basket return in excess of an amount that exceeds the maximum basket return.

Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment. See “Risk Factors” beginning on page S-10 for risks related to an investment in the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this preliminary prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$47.00	$3.00	$44.00
Total	$•	$•	$•

J.P. Morgan Placement Agent	UBS Investment Bank

Preliminary Prospectus Supplement dated October 23, 2014

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated January 11, 2012 titled “Debt Securities and Warrants”, relating to our Warrants and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcements of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 11, 2012.

What are the Warrants?

The call spread warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of equities (the “basket”) comprised of fifteen equally weighted equity securities, as specified on the cover of this preliminary prospectus supplement (each, a “basket equity” and, together, the “basket equities”) measured at the trade date relative to the expiration date. For further information concerning the basket, see “Description of the Basket” on page S-17.

The Warrants are European-style cash-settled call warrants, each linked to the performance of the basket, entitling you to receive a cash payment, if any, based on the amount by which the level of the basket on the expiration date (the “basket ending level”) is above the level of the basket on the trade date (the “basket starting level”), subject to the maximum basket return. The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the basket ending level is equal to or less than the basket starting level.

The basket return must be greater than 4.70% for you to receive a positive return on your initial investment. If the basket return is positive but less than 4.70%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. If the basket return is positive and greater than the maximum basket return, the cash settlement amount on the expiration date is capped and may be less than the return you would have received if you owned the basket equities. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Payment to Holders of the Warrants — Cash Settlement Amount

On the expiration date:

♦	If the basket ending level is greater than the basket starting level on the expiration date, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return

♦	If the basket ending level is equal to or less than the basket starting level on the expiration date, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” will be $47.00 per Warrant representing 4.70% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “basket return” is the quotient, expressed as a percentage of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return =	Basket Ending Level - Basket Starting Level Basket Starting Level

The “basket starting level” will be set equal to 100 on the trade date.

The “basket ending level” will equal the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket equities on the expiration date, as determined by the calculation agent. The weighted performance for each basket equity is the basket equity return for such basket equity multiplied by the basket equity weighting, calculated as follows:

100 × [1 + (1/15 × Cabot Oil & Gas Corporation Basket Equity Return) + (1/15 × Continental Resources, Inc. Basket Equity Return) + (1/15 × Cummins Inc. Basket Equity Return) + (1/15 × Eastman Chemical Company Basket Equity Return) + (1/15 × Enterprise Products Partners L.P. Basket Equity Return) + (1/15 × EOG Resources, Inc. Basket Equity Return) + (1/15 × Halliburton Company Basket Equity Return) + (1/15 × LyondellBasell Industries N.V. Basket Equity Return) + (1/15 × MarkWest Energy Partners, L.P. Basket Equity Return) + (1/15 × National Oilwell Varco, Inc. Basket Equity Return) + (1/15 × Nucor Corporation Basket Equity Return) + (1/15 × Pioneer Natural Resources Company Basket Equity Return)+ (1/15 × Plains All American Pipeline, L.P. Basket Equity Return) + (1/15 × Schlumberger Limited Basket Equity Return) + (1/15 × Weatherford International plc Basket Equity Return)]

For each basket equity, the applicable “basket equity return” will be the quotient, expressed as a percentage, of (i) the basket equity ending price minus the basket equity starting price divided by (ii) the basket equity starting price. Expressed as a formula:

Basket Equity Return =	Basket Equity Ending Price - Basket Equity Starting Price Basket Equity Starting Price

For each basket equity, the “basket equity starting price” will equal the closing price for such basket equity on the trade date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.

For each basket equity, the “basket equity ending price” will equal the closing price for such basket equity on the expiration date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.

The “trade date” will be October 24, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “settlement date” will be October 29, 2014 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “maximum basket return” is 10%.

The “expiration date” will be November 9, 2015, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be November 13, 2015 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants — Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations.

For more specific information about the Warrants, including the calculation of the cash settlement amount, if any, see “— What are the steps to calculate the cash settlement amount?” beginning on page S-6, “— Hypothetical examples of how the Warrants perform upon Expiration” beginning on page S-7, and “General Terms of the Warrants” beginning on page S-48.

Investing in the Warrants involves significant risks. The basket return must be greater than 4.70% for you to receive a positive return on your initial investment. If the basket return is positive but less than 4.70%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum basket return. Therefore, you will not benefit from any positive basket return in excess of an amount that exceeds the maximum basket return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

♦	Leveraged Market Exposure — The Warrants provide the opportunity to earn returns from possible increases in the level of the basket through a leveraged investment, subject to the maximum basket return. Each Warrant will provide a return, if any, based on the notional amount rather than the premium. Whether you receive a cash settlement amount upon the expiration of the Warrants will depend on the basket return (and therefore the basket equity returns), and the amount of any cash settlement amount will depend on the amount by which the basket ending level is above the basket starting level and whether the basket return exceeds the maximum basket return. If the Warrants are exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the basket has appreciated by more or less than 4.70%.
♦	Maximum Basket Return — The cash settlement amount on each Warrant is capped at $100, which is equal to the product of the notional amount multiplied by the maximum basket return.
♦	Automatic Exercise; Worthless Expiration — The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.
♦	Options-Approved Account — You must have an options-approved account in which you are approved to purchase call options.

♦	Tax Consequences — In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as options for U.S. federal income tax purposes. If the Warrants are treated as cash-settled options, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). You should review carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-59.
♦	Minimum Investment — The Warrants have a premium of $47.00 per Warrant and a minimum investment of 22 Warrants (for a total minimum purchase price of $1,034). Purchases in excess of this minimum amount may be made in integrals of one Warrant. Purchases and sales of Warrants made in the secondary market, if any exists, are not subject to this minimum investment.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-10.

♦	Risk of loss upon expiration of the Warrants — If the basket return is zero or negative, meaning the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. You will receive a cash payment upon automatic exercise only if the basket ending level is greater than the basket starting level, and the amount of any cash payment will depend on the amount by which the basket ending level is above the basket starting level, subject to the maximum basket return. The basket return must be greater than 4.70% for you to receive a cash settlement amount that is greater than the premium and therefore earn a positive return on your initial investment. If the basket return is positive but less than 4.70%, you will receive a cash settlement amount that is less than the premium, in which case you will lose some of your initial investment in the Warrants. Accordingly, to receive an amount equal to your initial investment at expiration, the level of the basket must increase by at least 4.70%. You should therefore be willing to accept losing some or all of your initial investment.
♦	Your growth potential is limited — The Warrants do not offer full participation in the positive appreciation of the basket. The Warrants allow for participation in any positive basket return only up to the predetermined maximum basket return. In no event will the cash settlement amount on your Warrants be greater than an amount equal to the notional amount multiplied by the maximum basket return. Because the cash settlement amount on the Warrants is capped, you will not benefit from a positive basket return in excess of an amount equal to the predetermined maximum basket return. As a result, the return on an investment in the Warrants may be less than the return on a hypothetical direct investment in the basket or the basket equities.
♦	The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the basket and other factors as discussed below in “— Price of Warrants prior to the expiration date”.
♦	The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.
♦	Market risk — The return on the Warrants, which may be positive or negative, is directly linked to the weighted performance of the basket equities comprising the basket. The price of each basket equity can rise or fall sharply due to factors specific to such basket equity, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the basket, changes in the prices of the basket equities (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.
♦	Risks associated with non-U.S. Companies — The common stock of Weatherford International plc (“Weatherford”), which is issued by an Irish issuer, involves risks associated with the home country of such non-U.S. company. The price of Weatherford’s common stock may be affected by political, economic, financial and social factors in the home country of Weatherford, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	Oil and gas sector risk — The basket equities are concentrated in the oil and gas exploration and production industry. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types or companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the basket. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.
♦	Owning the Warrants is not the same as owning the basket equities — The return on your Warrants may not reflect the return you would realize if you actually owned the basket equities comprising the basket. For instance, the potential return on the Warrants is limited by the maximum basket return, while a direct investment in the basket equities would not limit your return potential. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the calculation of the cash settlement amount. In addition, as an owner of the Warrants, you will not have voting rights or any other rights that holders of the basket equities may have and will be subject to the decline in value of the Warrants over time (generally known as time decay).

Furthermore, the return on a direct investment in the basket equities would depend primarily upon the relative appreciation or depreciation of such basket equities during the term of the Warrants, and not on (i) whether the basket ending level is greater than the basket starting level, (ii) whether the basket return is sufficiently positive such that the cash settlement amount at expiration offsets the premium paid on the Warrant so that you receive a positive return on your Warrant or (iii) whether the basket return is equal to or less than the maximum basket return.

♦	No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the basket ending level will rise above the basket starting level or that the basket return will not exceed the maximum basket return. The basket ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket equities. You should be willing to accept the risks associated with the relevant markets tracked by the basket equities, and the risk of losing some or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Warrants.
♦	There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.
♦	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.
♦	Price of Warrants prior to the expiration date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the prices of the basket equities; the volatility of the basket equities; the correlation among the basket equities; the dividend rate paid on any basket equities; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket equities, may adversely affect the prices of the basket equities and, therefore, the market value of the Warrants.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the basket equity issuers or trading activities related to the basket equities, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the cash settlement amount of the Warrants based on the basket equity starting prices and basket equity ending prices. The calculation agent can postpone the determination of the basket equity starting price or basket equity ending price of any basket equity on the trade date or expiration date, respectively.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the basket equities to which the Warrants are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your own tax advisor about your own tax situation.

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer including the purchase of call options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the basket ending level is greater than the basket starting level.
♦	You can tolerate a loss of some or all of your initial investment.
♦	You believe that the level of the basket will appreciate over the term of the Warrants, that the basket return is likely to exceed 4.70% as of the expiration date, which is the minimum basket return required for you to receive a positive return on the Warrants and that the basket return is unlikely to exceed 10.00%, which is the maximum basket return.
♦	You understand and accept that if the basket starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦	You seek increased sensitivity to the market risk of the basket equities and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the basket.
♦	You do not seek current income from your investment and are willing to forego dividends paid on any basket equities.
♦	You seek an investment with exposure to companies in the oil and gas exploration and production industry.
♦	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.
♦	You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You do not understand and/or do not accept that the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the basket ending level is greater than the basket starting level.
♦	You require an investment designed to provide a full return of your initial investment after the expiration date.
♦	You are not willing to lose some or all of your initial investment.
♦	You believe the level of the basket will not appreciate over the term of the Warrants or that the basket return will either appreciate but is unlikely to exceed 4.70% as of the expiration date, which is the minimum basket return required for you to receive a positive return on the Warrants or is likely to exceed 10.00%, which is the predetermined maximum basket return.
♦	You do not understand and/or do not accept that if the basket starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦	You do not seek increased sensitivity to the market risk of the basket equities and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the basket.
♦	You do not seek an investment with exposure to companies in the oil and gas exploration and production industry.
♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.
♦	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Calculate each Basket Equity Return for each Basket Equity

For each basket equity, the basket equity return is the quotient, expressed as a percentage, of (i) the basket equity ending price minus the basket equity starting price divided by (ii) the basket equity starting price. Expressed as a formula:

Basket Equity Return =	Basket Equity Ending Price - Basket Equity Starting Price Basket Equity Starting Price

Step 2: Calculate the Basket Ending Level

The basket ending level is the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket equities on the expiration date. The weighted performance for each basket equity is the basket equity return for such basket equity multiplied by the basket equity weighting, calculated as follows:

100 × [1 + (1/15 × Cabot Oil & Gas Corporation Basket Equity Return) + (1/15 × Continental Resources, Inc. Basket Equity Return) + (1/15 × Cummins Inc. Basket Equity Return) + (1/15 × Eastman Chemical Company Basket Equity Return) + (1/15 × Enterprise Products Partners L.P. Basket Equity Return) + (1/15 × EOG Resources, Inc. Basket Equity Return) + (1/15 × Halliburton Company Basket Equity Return) + (1/15 × LyondellBasell Industries N.V. Basket Equity Return) + (1/15 × MarkWest Energy Partners, L.P. Basket Equity Return) + (1/15 × National Oilwell Varco, Inc. Basket Equity Return) + (1/15 × Nucor Corporation Basket Equity Return) + (1/15 × Pioneer Natural Resources Company Basket Equity Return)+ (1/15 × Plains All American Pipeline, L.P. Basket Equity Return) + (1/15 × Schlumberger Limited Basket Equity Return) + (1/15 × Weatherford International plc Basket Equity Return)]

Step 3: Calculate the Basket Return

The basket return is the quotient, expressed as a percentage, of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return =	Basket Ending Level - Basket Starting Level Basket Starting Level

Step 4: Calculate the Cash Settlement Amount

On the expiration date:

♦	If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return

♦	If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The basket return must be greater than 4.70% for you to receive a positive return on your initial investment. If the basket return is positive but less than 4.70%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum basket return. Therefore, you will not benefit from any positive basket return in excess of an amount that exceeds the maximum basket return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Hypothetical examples of how the Warrants perform upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the basket relative to the basket starting level. We cannot predict the basket ending level or the basket equity return of any basket equity. You should not take these examples as an indication or assurance of the expected performance of the basket or any basket equity. The actual terms for the Warrants will be set on the trade date.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	56 weeks
Premium:	$47.00 per Warrant, representing 4.70% of the notional amount per Warrant.
Notional Amount:	$1,000.00 per Warrant.
Automatic Exercise:	If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised on the expiration date. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will not receive any cash payment upon expiration.
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where:
	Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return Basket Return = Basket Ending Level – Basket Starting Level Basket Starting Level
Maximum Basket Return	10%
Basket Starting Level:	100
Basket Ending Level:	The product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket equities on the expiration date.

Example 1: The basket return is 17.00%

This example illustrates the calculation of the hypothetical basket return for the basket with the following assumptions on the expiration date:

Basket Equity	Basket Equity Weight	Basket Equity Return
Basket Equity A	1/3	12%
Basket Equity B	1/3	30%
Basket Equity C	1/3	9%

Given the above assumptions, the basket ending level would be calculated as follows:

Basket Ending Level = 100 × (1 + (1/3 × 12%) + (1/3 × 30%) + (1/3 × 9%)) = 117

The basket return would then be calculated as follows:

Basket Return = Basket Ending Level – Basket Starting Level Basket Starting Level =	117 – 100 100 = 17%

This example illustrates that a 17.00% basket return, which is greater than the maximum basket return, will result in a cash settlement amount of $100.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 112.77%.

Because the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and, because the basket return is greater than the maximum basket return, your payment upon expiration will be calculated as:

Cash Settlement Amount  = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Return
           = Notional Amount × the lesser of (i) 17.00% and (ii) 10.00%
   = $1,000.00 × 10.00% = $100.00

Investor receives $100.00 on the cash settlement payment date for each Warrant (a 112.77% total return).

Example 2: The basket return is 6.00%.

The basket ending level is 106 on the expiration date, a 6.00% increase from the basket starting level of 100.

This example illustrates that a 6.00% basket return, which is less than the maximum basket return, will result in a cash settlement amount of $60.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 27.66%.

Because the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and, because the basket return is less than the maximum basket return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return
  = Notional Amount × the lesser of (i) 6.00% and (ii) 10.00%
= $1,000.00 × 6.00% = $60.00

Investor receives $60.00 on the cash settlement payment date for each Warrant (a 27.66% total return).

Example 3: The basket return is -30.00%

The basket ending level is 70 on the expiration date, a 30.00% decrease from the basket starting level of 100.

This example illustrates that a -30.00% basket return will result in a payment of $0.00 for each Warrant. Because the basket ending level is less than the basket starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Example 4: The basket return is 4.70%

The basket ending level is 104.70 on the expiration date, a 4.70% increase from the basket starting level of 100.

This example illustrates that a 4.70% basket return, which is less than the maximum basket return, will constitute a break-even level under the assumptions governing this example. As a result, the corresponding cash settlement amount will be equal to the premium per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0.00%.

Because the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and, because the basket return is less than the maximum basket return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return
  = Notional Amount × the lesser of (i) 4.70% and (ii) 10.00%
 = $1,000.00 × 4.70% = $47.00

However, because the basket return is equal to 4.70%, which results in a cash settlement amount equal to the premium paid per Warrant, you will not receive a positive return on your investment.

Investor receives $47.00 on the cash settlement payment date for each Warrant (a 0.00% total return).

Example 5: The basket return is 3.00%

The basket ending level is 103 on the expiration date, a 3.00% increase from the basket starting level of 100.

This example illustrates that a 3.00% basket return, which is less than the maximum basket return, will result in a cash settlement amount of $30.00 for each Warrant and a corresponding loss on your initial investment in the Warrants of approximately 36.17%. Although the basket ending level exceeds the basket starting level, the basket did not appreciate by more than 4.70%, which is the minimum basket return sufficient to offset the premium paid on the Warrants.

Because the basket ending level is greater than the basket starting level, your Warrant will be automatically exercised and, because the basket return is less than the maximum basket return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return
  = Notional Amount × the lesser of (i) 3.00% and (ii) 10.00%
 = $1,000.00 × 3.00% = $30.00

However, because the basket return is less than 4.70%, the cash settlement amount does not offset the premium paid on the Warrants and you will lose part of your investment.

Investor receives $30.00 on the cash settlement payment date for each Warrant (a 36.17% loss).

Example 6: The basket return is 0.00%

The basket ending level is 100 on the expiration date, a 0.00% increase from the basket starting level of 100.

This example illustrates that a 0.00% flat return of the basket over the term of the Warrants will result in a payment of $0.00 for each Warrant. Because the basket ending level is equal to the basket starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Accordingly, if the basket return is zero or negative, you will lose all of your initial investment.

HYPOTHETICAL RETURN PROFILE UPON EXPIRATION OF YOUR WARRANTS

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical basket ending levels of the basket on the expiration date, could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the basket that may not be achieved on the expiration date and on assumptions regarding terms of the Warrants that will not be set until the trade date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the basket equities. The factors listed under “Risk Factors — Owning the Warrants is not the same as Owning the Basket Equities”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing directly in the basket equities.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-10 of this prospectus supplement.

We cannot predict the levels of the basket during the term of your Warrants or, therefore, whether the basket ending level will be greater than the basket starting level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the payment amount (if any) that will be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest directly in the basket equities.

54 Week Basket Return	Warrant Value at Expiration	Gain/Loss on Warrant	Warrant Total Return
40.00%	100.00	50.00	100.00%
35.00%	100.00	50.00	100.00%
30.00%	100.00	50.00	100.00%
25.00%	100.00	50.00	100.00%
20.00%	100.00	50.00	100.00%
15.00%	100.00	50.00	100.00%
10.00%	100.00	50.00	100.00%
8.00%	80.00	33.00	70.21%
6.00%	60.00	13.00	27.66%
4.70%	47.00	0.00	0.00%
3.00%	30.00	-17.00	-36.17%
2.00%	20.00	-27.00	-57.45%
0.00%	0.00	-50.00	-100.00%
-5.00%	0.00	-50.00	-100.00%
-10.00%	0.00	-50.00	-100.00%
-15.00%	0.00	-50.00	-100.00%
-20.00%	0.00	-50.00	-100.00%
-25.00%	0.00	-50.00	-100.00%
-30.00%	0.00	-50.00	-100.00%
-35.00%	0.00	-50.00	-100.00%
-40.00%	0.00	-50.00	-100.00%
-45.00%	0.00	-50.00	-100.00%
-50.00%	0.00	-50.00	-100.00%

RISK FACTORS

The return on the Warrants, if any, is linked to the performance of the basket equities and will depend on whether the basket ending level is greater than, equal to or less than the basket starting level. If the basket ending level for the Warrants is equal to or less than the basket starting level, you will lose all of your initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the basket equities themselves, for a variety of reasons, including because (1) you will only earn a positive return on your investment if the basket return is greater than 4.70%, (2) the return on the Warrants is limited by the maximum basket return, (3) the leveraged nature of the Warrants and (4) you will not receive, and the Warrants do not take into consideration, any dividends or distributions paid on the basket equities. For other significant reasons, see “Risk Factors — Owning the Warrants is not the same as owning the basket equities” below. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and do not guarantee any return of your initial investment. You may lose some or all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. The Warrants will be “in-the-money”, i.e., you will get back at least some of your initial investment, only if the basket ending level is greater than the basket starting level. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants.

If the basket ending level is greater than the basket starting level (i.e. the Warrants are in-the-money), but the basket return is less than 4.70%, you will receive a cash settlement amount that is less than the premium and will, therefore, lose part of your initial investment in the Warrants. You will not receive a cash settlement amount upon expiration in excess of the premium, and therefore a positive return on your initial investment, unless the basket return is greater than 4.70%. Accordingly, to get back your initial investment (a 0% return), the level of the basket must increase by at least 4.70%. You should therefore be prepared to lose some or all of your initial investment in the Warrants.

If the basket return is positive and greater than the maximum basket return, the cash settlement amount on the expiration date is capped and may be less than the return you would have received if you owned the basket equities.

See “Prospectus Supplement Summary — What are the steps to calculate the cash settlement amount?” beginning on page S-6 and “General Terms of the Warrants — Payment to Holders of the Warrants — Cash Settlement Amount” beginning on page S-48 for a description of how the cash settlement amount will be calculated.

Your growth potential is limited.

The Warrants do not offer full participation in the positive appreciation of the basket. The Warrants allow for participation in any positive basket return only up to the predetermined maximum basket return. In no event will the cash settlement amount on your Warrants be greater than an amount equal to the notional amount multiplied by the maximum basket return. Because the cash settlement amount on the Warrants is capped, you will not benefit from a positive basket return in excess of an amount equal to the predetermined maximum basket return. As a result, the return on an investment in the Warrants may be less than the return on a hypothetical direct investment in the basket or the basket equities.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

The Warrants are linked to an equally weighted basket of equities and changes in the prices of the basket equities may offset each other.

The Warrants are linked to the performance of an equally weighted basket of equities. While the prices of some basket equities may increase over the term of the Warrants, the prices of other basket equities may increase by less during the term of the Warrants and may even decline. Therefore, increases in the prices of one or more basket equities may be offset by lesser increases or decreases in the prices of one or more of the other basket equities when determining whether the basket ending level is equal to or less than the basket starting level, any may result in a basket return equal to or less than zero. Accordingly, the performance of the basket will be based on the aggregate appreciation or depreciation of the basket equities taken as a whole.

The Warrants are subject to increased market risk of the basket.

The return on the Warrants, which may be positive or negative, is directly linked to the weighted performance of the basket equities. The price of each basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity (the “basket equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the basket, changes in the prices of the basket equities (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the basket ending level will rise above the basket starting level. The basket ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket equity issuers. You should be willing to accept the risks associated with the relevant markets tracked by the basket and the basket equities, and the risk of losing some or all of your initial investment.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose all of your initial investment if the level of the basket fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time (generally referred to as time decay) and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the basket ending level is equal to or less than the basket starting level), which could occur if the level of the basket fails to increase over the term of the Warrants. Assuming all other factors that may affect the price of a Warrant are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the basket in connection with the time remaining to the expiration date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

Owning the Warrants is not the same as owning the basket equities.

The return on your Warrants will not reflect the return you would realize if you actually owned the basket equities and held such investments for a similar period because:

♦	the return on such a direct investment would depend primarily upon the relative appreciation or depreciation of the basket equities during the term of the Warrants, and not on (i) whether the basket ending level is greater than the basket starting level, (ii) whether the basket return is positive by an amount sufficient for your cash settlement amount at expiration to offset the premium paid on the Warrants or (iii) whether the basket return is greater than the maximum basket return;
♦	in the case of a direct investment in the basket equities, the return potential would be unlimited whereas your potential return on the Warrants is limited by the maximum basket return;
♦	in the case of a direct investment in the basket equities, the return could include substantial dividend payments, which you will not receive as an investor in the Warrants;
♦	an investment directly in the basket equities is likely to have tax consequences that are different from an investment in the Warrants;
♦	an investment directly in the basket equities would not be subject to time decay (whereas the Warrants, assuming no change in market conditions that may affect the price of the Warrants after purchase, may be subject to a decline in value over time even if the level of the basket does not depreciate from the basket starting level during the term of the Warrants); and
♦	an investment directly in the basket equities may have better liquidity than the Warrants and, to the extent there are commissions or other fees in relation to a direct investment in the basket equities, such commissions or other fees may be lower than the commissions and fees applicable to the Warrants.

Even if the level of the basket is greater than the basket starting level during the term of the Warrants, the market value of the Warrants may not increase by the same amount because of other factors, such as time to expiration, the level of the basket relative to the basket starting level, the capped return created by the maximum basket return, the volatility of the basket equities, the correlation among the basket equities, dividends paid on the basket equities, interest rates in the market, possible time decay toward expiration, as well as our perceived creditworthiness. For these reasons, among others, it is also possible for the level of the basket to increase while the market value of the Warrants declines.

The formula for calculating the cash settlement amount does not take into account all developments in the basket equities.

Changes in the level of the basket during the term of the Warrants before the expiration date may not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the Warrants. As a result, you may lose some or all of your initial investment even if the level of the basket has risen at certain times during the term of the Warrants before falling to a level below the breakeven level (the level to which the basket must appreciate before investors will receive a cash settlement amount sufficient to offset their initial investment) of the Warrant or below the basket starting level on the expiration date.

The calculation agent can postpone the determination of the basket ending level and therefore the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the basket ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date with respect to a basket equity. If such a postponement occurs, then the calculation agent will instead use the basket equity ending price of the affected basket equity on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than eight trading days.

If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date on which the basket ending level will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the basket equity ending price for the affected basket equity that would have prevailed in the absence of the market disruption event. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-50.

A market disruption event for a particular basket equity will not necessarily be a market disruption event for any other basket equity included in the basket.

The calculation agent may also postpone the determination of the basket equity starting price for any basket equity on the trade date if it determines that a market disruption event has occurred or is continuing with respect to a basket equity on that date. If the trade date is postponed, the calculation agent may adjust the expiration date and cash settlement payment date to ensure that the stated term of the Warrants remains the same.

You have limited protection in the case of antidilution and reorganization events.

For antidilution and reorganization events affecting a basket equity, the calculation agent may adjust the basket equity starting price and/or basket equity ending price, as applicable, of the affected basket equity and any other term of the Warrants. However, the calculation agent is not required to adjust the terms of the Warrants for every corporate event that could affect a basket equity. For example, the calculation agent is not required to make any adjustments if a basket equity issuer or anyone else makes a partial tender offer or a partial exchange offer with respect to a basket equity. An event that does not require the calculation agent to make an adjustment may materially and adversely affect the value of the Warrants. In addition, the calculation agent will make all determinations and calculations concerning any such adjustment and may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, the manner described herein as necessary to achieve an equitable result. You should refer to “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-51, “— Reorganization Events” on page PS-53 and “— Role of Calculation Agent” on page PS-56 for a description of the items that the calculation agent is responsible for determining.

In some circumstances, your cash settlement amount may be based on securities issued by a different issuer and not on the original basket equities.

Reorganization Events:  If a basket equity is subject to certain reorganization events relating to the respective basket equity issuer, where such issuer is not the surviving entity, your cash settlement amount may be based on the equity security of a successor to the respective basket equity issuer in combination with any cash or any other assets distributed to holders of the applicable basket equity in such reorganization event, which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. If any basket equity issuer becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or consolidation with UBS or any of its affiliates, the calculation agent may select a substitute security as defined below under “General Terms of the Securities — Reorganization Events” to replace the affected basket equity. The occurrence of these reorganization events and the consequent adjustments may materially and adversely affect the value of the Warrants. We describe the specific reorganization events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in “General Terms of the Securities — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

ADRs:  If a basket equity is an American depositary receipt (an “ADR”) and the ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the non-U.S. stock issuer and the ADR depositary is terminated for any reason, your cash settlement amount will be based on the local shares underlying that ADR (the “non-U.S. stock”). Such delisting of the ADRs or termination of the ADR facility and the consequent adjustments may materially and adversely affect the value of the Warrants. We describe such delisting of the ADRs or termination of the ADR facility and the consequent adjustments in “General Terms of the Securities — Delisting of ADRs or Termination of ADR Facility”.

Delisting, suspension or discontinuance:  If either a common stock or an ETF that is serving as a basket equity is delisted or trading is suspended, or the ETF is otherwise discontinued, your cash settlement amount may be based on a security issued by another company, or in the case of an ETF, a share of another ETF or a basket of securities, futures contracts, commodities or other assets. Such delisting or suspension of trading in a basket equity, or discontinuance of an ETF, and the consequent adjustments may materially and adversely affect the value of the Warrants. We describe such discontinuance, delisting or suspension of trading in a basket equity or ETF and the consequent adjustments in the sections of this product supplement called “General Terms of the Securities — Delisting or Suspension of Trading in a Basket Equity” and “— Delisting, Discontinuance or Modification of an ETF”, respectively.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants — Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the basket equities. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events — such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume — may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for basket equities (or listed options thereof), any secondary market making of the Warrants on that basket may also be halted.

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the level of the basket has risen since the trade date to the breakeven level of the Warrant. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the basket on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦	the time remaining to the expiration date of the Warrants;
♦	the level of the basket relative to the basket starting level of the Warrant;
♦	the volatility of the basket and/or basket equities (i.e., the frequency and magnitude of changes in the level of the basket and/or the price of the basket equities over the term of the Warrants);
♦	the composition of the basket;
♦	the market prices of the basket equities;
♦	the dividend rate paid on the basket equities (while not paid to the holders of the Warrants, dividend payments on the basket equities may influence the price of such basket equities and therefore affect the market value of the Warrants);
♦	interest rates in the U.S. market and each market related to the applicable basket equities;
♦	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;
♦	the creditworthiness of UBS; and
♦	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the price of the basket equities and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” section of the relevant final prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or warrants. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE BASKET EQUITIES

UBS and its affiliates have no affiliation with the basket equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

We and our affiliates are not affiliated with any basket equity issuers and have no ability to control or predict their actions, including any corporate actions that could constitute an antidilution or reorganization event of the type that would require the calculation agent to adjust the basket equity starting price or basket equity ending price (and therefore the basket ending level and the cash settlement amount) and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting any basket equity issuer. The basket equity issuers are not involved in the offering of the Warrants in any way and have no obligation to consider your interests as holder of the Warrants in taking any corporate actions that might affect the market value of your Warrants or your cash settlement amount. The basket equity issuers may take actions that could adversely affect the market value of the Warrants.

The Warrants are unsecured debt obligations of UBS only and are not obligations of any basket equity issuer. No portion of the issue price you pay for the Warrants will go to any basket equity issuer.

We have derived the information about the basket equity issuers and the basket equities from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any basket equity issuer or any basket equity. You, as an investor in the Warrants, should make your own independent investigation into the basket equities for your Warrants. We urge you to review financial and other information filed periodically by the basket equity issuers with the SEC.

Historical performance of the basket equities should not be taken as an indication of the future performance of the basket equities during the term of the Warrants.

The historical performance of the basket equities should not be taken as an indication of the future performance of the basket equities. As a result, it is impossible to predict whether the price of the basket equities will rise or fall. Market prices of the basket equities will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such basket equities.

An investment in the Warrants is subject to risks associated with non-U.S. markets.

The common stock of Weatherford, which is issued by an Irish issuer, involves risks associated with the home country of such non-U.S. company. The price of Weatherford’s common stock may be affected by political, economic, financial and social factors in the home country of Weatherford, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

An investment in the Warrants is subject to risks associated with the oil and gas sector.

The basket equities are concentrated in the oil and gas exploration and production industry. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types or companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the basket. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

If a basket equity is an ADR, the value of the ADRs may not completely track the price of the non-U.S. stock represented by such ADRs.

If a basket equity is an ADR, you should be aware that, although the trading characteristics and valuations of the ADRs will usually mirror the characteristics and valuations of the non-U.S. stock represented by that ADR, the value of an ADR upon which an offering of the Warrants is based may not completely track the value of the non-U.S. stock represented by such ADR. Moreover, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADRs than for the non-U.S. stock. Since holders of the ADRs may surrender the ADRs to take delivery of and trade the non-U.S. stock (a characteristic that allows investors in ADRs to take advantage of price differentials between different markets), an illiquid market for the non-U.S. stock generally will result in an illiquid market for the ADRs representing such non-U.S. stock.

If a basket equity is an ADR, the market price of such ADRs and the trading price of the Warrants linked to such ADRs will be affected by conditions in the markets where those ADRs principally trade.

Although the market price of an ADR upon which an offering of the Warrants is based is not directly tied to the trading price of the non-U.S. stock in the non-U.S. markets where such non-U.S. stock principally trades, the trading price of ADRs is generally expected to track the U.S. dollar value of the currency of the country where the non-U.S. stock principally trades and the trading price of such non-U.S. stock on the markets where that non-U.S. stock principally trades. This means that the trading value of any ADR upon which an offering of the Warrants is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the non-U.S. stock principally trades and by factors affecting the markets where such non-U.S. stock principally trades.

There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock.

If a basket equity is an ADR, you should be aware that your Warrants are linked to the ADRs and not the non-U.S. stock represented by such ADRs, and there exist important differences between the rights of holders of an ADR and the non-U.S. stock such ADR represents. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the non-U.S. stock. Generally, an ADR is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the market value of your Warrants.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the basket equities, futures, options, exchange-traded funds or other derivative products on such basket equities may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-58, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the basket equities, futures or options on the basket equities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the basket equities, and they may adjust these hedges by, among other things, purchasing or selling the basket equities, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the basket equities at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such basket equities and/or the price of the basket equities and, therefore, the cash settlement amount and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the basket equities and other investments relating to the basket equities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the basket equities and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any basket equities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the basket equities that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of the basket equities, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the basket equity issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the basket equities and, therefore, the cash settlement amount and the market value of the Warrants.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the price of the basket equities or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the basket equities.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the basket equity starting price, basket equity ending price, basket equity returns, basket ending level, cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the basket equities has occurred or is continuing on the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Warrants.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Warrants, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Warrants. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-64 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service (“IRS”) has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

DESCRIPTION OF THE BASKET

The call spread warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of an equally weighted basket of equities. The basket equities, their ticker symbol, weightings and the basket equity starting price for each basket are as follows:

Basket Equities	Bloomberg Ticker	Basket Equity Weight	Basket Equity Starting Price
Cabot Oil & Gas Corporation	COG UN	1/15	$•
Continental Resources, Inc.	CLR UN	1/15	$•
Cummins Inc.	CMI UN	1/15	$•
Eastman Chemical Company	EMN UN	1/15	$•
Enterprise Products Partners L.P.	EPD UN	1/15	$•
EOG Resources, Inc.	EOG UN	1/15	$•
Halliburton Company	HAL UN	1/15	$•
LyondellBasell Industries N.V.	LYB UN	1/15	$•
MarkWest Energy Partners, L.P.	MWE UN	1/15	$•
National Oilwell Varco, Inc.	NOV UN	1/15	$•
Nucor Corporation	NUE UN	1/15	$•
Pioneer Natural Resources Company	PXD UN	1/15	$•
Plains All American Pipeline, L.P.	PAA UN	1/15	$•
Schlumberger Limited	SLB UN	1/15	$•
Weatherford International plc	WFT UN	1/15	$•

For further information concerning the basket equities, see “The Basket Equities” beginning on page S-18.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary prospectus supplement. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equities.

THE BASKET EQUITIES

Cabot Oil & Gas Corporation

According to publicly available information, Cabot Oil & Gas Corporation (“Cabot”) is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Cabot’s assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. Operations are conducted in one segment, natural gas and oil development, exploitation and exploration, exclusively in the United States. These operations are primarily conducted in Appalachia, east and south Texas and Oklahoma. In these regions, Cabot operates a number of gas gathering and transmission pipeline systems, made up of approximately 3,105 miles of pipeline with interconnects to three interstate transmission systems and five local distribution companies and end users. Information filed by Cabot with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10447, or its CIK Code: 0000858470. Cabot’s website is http://www.cabotog.com. Cabot’s common stock is listed on the New York Stock Exchange under the ticker symbol “COG.”

Historical Closing Prices of the Common Stock of Cabot Oil & Gas Corporation

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg Professional® service (“Bloomberg”). The closing price of the basket equity on October 22, 2014 was $30.49. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$11.56	$9.10	$9.20
4/1/2010	6/30/2010	$10.13	$7.58	$7.83
7/1/2010	9/30/2010	$8.40	$6.75	$7.53
10/1/2010	12/31/2010	$9.46	$7.07	$9.46
1/3/2011	3/31/2011	$13.35	$9.36	$13.24
4/1/2011	6/30/2011	$16.58	$12.74	$16.58
7/1/2011	9/30/2011	$19.28	$14.83	$15.48
10/3/2011	12/30/2011	$22.15	$14.65	$18.98
1/3/2012	3/30/2012	$20.68	$15.13	$15.59
4/2/2012	6/29/2012	$20.62	$14.77	$19.70
7/2/2012	9/28/2012	$22.93	$19.49	$22.45
10/1/2012	12/31/2012	$25.54	$21.47	$24.87
1/2/2013	3/28/2013	$34.13	$23.77	$33.81
4/1/2013	6/28/2013	$36.25	$31.77	$35.51
7/1/2013	9/30/2013	$39.93	$34.79	$37.32
10/1/2013	12/31/2013	$38.93	$32.63	$38.76
1/2/2014	3/31/2014	$41.61	$32.24	$33.88
4/1/2014	6/30/2014	$39.40	$32.41	$34.14
7/1/2014	9/30/2014	$35.20	$31.43	$32.69
10/1/2014*	10/22/2014*	$31.81	$28.48	$30.49
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Continental Resources, Inc.

According to publicly available information, Continental Resources, Inc. (“Continental Resources”) is an independent crude oil and natural gas exploration and production company focused on the exploration and production of onshore oil-prone plays in the United States. Continental Resources concentrates its leasehold and production strategies in North, South and East regions of the United States. On August 18, 2014, Continental Resources announced a two-for-one stock split. Continental Resources’ common stock began trading on the splitadjusted basis on September 11, 2014. Information filed by Continental Resources with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32886, or its CIK Code: 0000732834. Continental Resources’ website is http://www.contres.com. Continental Resources’ common stock is listed on the New York Stock Exchange under the ticker symbol “CLR.”

Historical Closing Prices of the Common Stock of Continental Resources, Inc.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing prices have been adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the basket equity on October 22, 2014 was $55.81. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$23.09	$18.68	$21.28
4/1/2010	6/30/2010	$25.95	$20.61	$22.31
7/1/2010	9/30/2010	$24.20	$19.91	$23.18
10/1/2010	12/31/2010	$29.56	$22.99	$29.43
1/3/2011	3/31/2011	$36.06	$28.70	$35.74
4/1/2011	6/30/2011	$36.04	$29.49	$32.46
7/1/2011	9/30/2011	$35.64	$24.01	$24.19
10/3/2011	12/30/2011	$35.83	$22.72	$33.36
1/3/2012	3/30/2012	$47.47	$34.93	$42.91
4/2/2012	6/29/2012	$45.50	$31.32	$33.31
7/2/2012	9/28/2012	$41.56	$31.29	$38.45
10/1/2012	12/31/2012	$39.86	$33.94	$36.75
1/2/2013	3/28/2013	$46.35	$38.02	$43.47
4/1/2013	6/28/2013	$44.32	$36.54	$43.03
7/1/2013	9/30/2013	$53.68	$43.82	$53.63
10/1/2013	12/31/2013	$60.50	$50.73	$56.26
1/2/2014	3/31/2014	$62.84	$52.34	$62.14
4/1/2014	6/30/2014	$79.02	$61.43	$79.02
7/1/2014	9/30/2014	$80.65	$66.48	$66.48
10/1/2014*	10/22/2014*	$64.52	$52.74	$55.81
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 2, 2008 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Cummins Inc.

According to publicly available information, Cummins Inc. (“Cummins”) designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems and electric power generation systems. Cummins sells its products to original equipment manufacturers, distributors and customers globally. Cummins operates in four business segments: Engine segment, Components segment, Power Generation segment and the Distribution segment. The Engine segment is engaged in manufacturing and marketing a range of diesel and natural gas-powered engines under the Cummins brand name, as well as certain customer brand names. The Components segment is engaged in supplying products which complement the Engine segment, including aftertreatment systems, turbochargers, filtration products and fuel systems for commercial diesel applications. The Power Generation segment is engaged in designing and manufacturing the components that make up power generation systems, including controls, alternators, transfer switches and switchgear. The Distribution segment consists of Cummins-owned and joint venture distributors that service and distribute the full range of products and services to end-users. Information filed by Cummins with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04949, or its CIK Code: 0000026172. Cummins’ website is http://www.cummins.com. Cummins’ common stock is listed on the New York Stock Exchange under the ticker symbol “CMI.”

Historical Closing Prices of the Common Stock of Cummins Inc.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $132.00. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$63.08	$45.16	$61.95
4/1/2010	6/30/2010	$75.79	$62.34	$65.13
7/1/2010	9/30/2010	$91.30	$63.57	$90.58
10/1/2010	12/31/2010	$111.25	$88.10	$110.01
1/3/2011	3/31/2011	$113.85	$97.55	$109.62
4/1/2011	6/30/2011	$120.18	$92.44	$103.49
7/1/2011	9/30/2011	$110.82	$79.91	$81.66
10/3/2011	12/30/2011	$103.39	$81.01	$88.02
1/3/2012	3/30/2012	$128.00	$91.05	$120.04
4/2/2012	6/29/2012	$121.71	$89.65	$96.91
7/2/2012	9/28/2012	$103.19	$83.53	$92.21
10/1/2012	12/31/2012	$108.67	$86.49	$108.35
1/2/2013	3/28/2013	$120.38	$110.59	$115.81
4/1/2013	6/28/2013	$119.63	$103.66	$108.46
7/1/2013	9/30/2013	$135.25	$108.90	$132.87
10/1/2013	12/31/2013	$140.97	$125.44	$140.97
1/2/2014	3/31/2014	$148.99	$123.70	$148.99
4/1/2014	6/30/2014	$160.55	$141.76	$154.29
7/1/2014	9/30/2014	$157.75	$131.98	$131.98
10/1/2014*	10/22/2014*	$136.13	$124.95	$132.00
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Eastman Chemical Company

According to publicly available information, Eastman Chemical Company (“Eastman”) is a specialty chemical company that produces a range of advanced materials, chemicals, and fibers found in everyday products. Eastman’s products and operations are managed and reported in five reporting segments: Additives & Functional Products (“AFP”), Adhesives & Plasticizers (“A&P”), Advanced Materials (“AM”), Fibers, and Specialty Fluids & Intermediates (“SFI”). In the AFP segment, Eastman manufactures chemicals for products in the coatings and tires industries in transportation, building and construction, durable goods, and consumables markets. In the A&P segment, Eastman manufactures adhesives resins and plasticizers which are used in the manufacture of products sold into the consumables, building and construction, health and wellness, industrial chemicals and processing, and durable goods markets. In the AM segment, Eastman produces and markets specialty copolyesters, cellulose esters, interlayers, and aftermarket window film products that possess differentiated performance properties for value-added end uses in transportation, consumables, building and construction, durable goods, and health and wellness products. In the Fibers segment, Eastman manufactures and sells EstronTM acetate tow and EstrobondTM triacetin plasticizers for use primarily in the manufacture of cigarette filters; EstronTM natural (undyed) and ChromspunTM solution-dyed acetate yarns for use in apparel, home furnishings, and industrial fabrics; and cellulose acetate flake and acetyl raw materials for other acetate fiber producers. The SFI segment leverages large scale and vertical integration from the acetyl and olefins streams and proprietary manufacturing technology for specialty fluids to manufacture diversified products. Information filed by Eastman with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12626, or its CIK Code: 0000915389. Eastman’s website is http://http://www.eastman.com. Eastman’s common stock is listed on the New York Stock Exchange under the ticker symbol “EMN.”

Historical Closing Prices of the Common Stock of Eastman Chemical Company

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $77.63. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$32.18	$28.27	$31.84
4/1/2010	6/30/2010	$35.56	$26.68	$26.68
7/1/2010	9/30/2010	$37.00	$25.82	$37.00
10/1/2010	12/31/2010	$42.04	$37.04	$42.04
1/3/2011	3/31/2011	$49.66	$42.68	$49.66
4/1/2011	6/30/2011	$54.08	$47.51	$51.04
7/1/2011	9/30/2011	$52.84	$33.31	$34.27
10/3/2011	12/30/2011	$41.92	$34.23	$39.06
1/3/2012	3/30/2012	$54.96	$40.09	$51.69
4/2/2012	6/29/2012	$54.39	$43.26	$50.37
7/2/2012	9/28/2012	$58.64	$47.47	$57.01
10/1/2012	12/31/2012	$68.05	$53.65	$68.05
1/2/2013	3/28/2013	$74.78	$68.00	$69.87
4/1/2013	6/28/2013	$73.95	$64.06	$70.01
7/1/2013	9/30/2013	$82.49	$70.71	$77.90
10/1/2013	12/31/2013	$82.60	$72.67	$80.70
1/2/2014	3/31/2014	$87.97	$74.38	$86.21
4/1/2014	6/30/2014	$90.20	$83.92	$87.35
7/1/2014	9/30/2014	$88.71	$78.46	$80.89
10/1/2014*	10/22/2014*	$79.46	$71.49	$77.63
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Enterprise Products Partners L.P.

According to publicly available information, Enterprise Products Partners L.P. (“Enterprise”) owns and operates natural gas liquids (“NGLs”) related businesses of Enterprise Products Company (EPCO). Enterprise is a provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, petro chemicals and refined products. Enterprise operates in five business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Onshore Crude Oil Pipelines & Services, Offshore Pipelines & Services and Petrochemical & Refined Products Services. The NGL Pipelines & Services business segment includes natural gas processing plants, related NGL marketing activities and NGL import and LPG export terminal operations. The Onshore Natural Gas Pipelines & Services business segment includes onshore natural gas pipeline systems, which provide for the gathering and transportation of natural gas in Colorado, Louisiana, New Mexico, Texas and Wyoming. The Onshore Crude Oil Pipelines & Services business segment includes onshore crude oil pipelines, crude oil storage terminals located in Oklahoma, Texas, and its crude oil marketing activities. The Offshore Pipelines & Services business segment serves active drilling and development regions, including deep-water production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Petrochemical & Refined Products Services business segment consists of propylene fractionation plants, pipelines and related marketing activities; a butane isomerization facility and related pipeline system; octane enhancement and isobutylene production facilities; refined products pipelines, including its Products Pipeline System, and marine transportation and other services. Information filed by Enterprise with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14323, or its CIK Code: 0001061219. Enterprise’s website is http://www.enterpriseproducts.com. Enterprise’s common stock is listed on the New York Stock Exchange under the ticker symbol “EPD.”

Historical Closing Prices of the Common Stock of Enterprise Products Partners L.P.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $38.02. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$17.29	$15.17	$17.29
4/1/2010	6/30/2010	$18.33	$15.84	$17.69
7/1/2010	9/30/2010	$19.84	$17.38	$19.84
10/1/2010	12/31/2010	$22.15	$19.92	$20.81
1/3/2011	3/31/2011	$22.00	$19.76	$21.53
4/1/2011	6/30/2011	$21.91	$19.80	$21.61
7/1/2011	9/30/2011	$21.86	$18.75	$20.08
10/3/2011	12/30/2011	$23.21	$19.99	$23.19
1/3/2012	3/30/2012	$26.23	$23.29	$25.24
4/2/2012	6/29/2012	$26.34	$23.12	$25.62
7/2/2012	9/28/2012	$27.35	$25.70	$26.80
10/1/2012	12/31/2012	$27.44	$24.41	$25.04
1/2/2013	3/28/2013	$30.15	$25.93	$30.15
4/1/2013	6/28/2013	$31.55	$29.00	$31.08
7/1/2013	9/30/2013	$32.47	$28.95	$30.52
10/1/2013	12/31/2013	$33.15	$29.64	$33.15
1/2/2014	3/31/2014	$34.68	$31.84	$34.68
4/1/2014	6/30/2014	$39.15	$35.00	$39.15
7/1/2014	9/30/2014	$41.11	$36.65	$40.30
10/1/2014*	10/22/2014*	$39.62	$34.05	$38.02
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

EOG Resources, Inc.

According to publicly available information, EOG Resources, Inc. (“EOG”) explores for, develops, produces and markets crude oil and natural gas primarily in major producing basins in the United States of America, Canada, The Republic of Trinidad and Tobago, the United Kingdom, The People’s Republic of China, the Argentine Republic and other international areas. EOG’s operations are all crude oil and natural gas exploration and production related. EOG’s operations are focused in the United States and Canada, with a current focus on crude oil and, to a lesser extent, liquids-rich natural gas plays. Substantially all of EOG’s wellhead crude oil and condensate and natural gas liquids are sold under various terms and arrangements based on prevailing market prices. EOG competes with major integrated oil and gas companies, government-affiliated oil and gas companies and other independent oil and gas companies for the acquisition of licenses and leases, properties and reserves and access to the facilities, equipment, materials, services and employees and other contract personnel (including geologists, geophysicists, engineers and other specialists) required to explore for, develop, produce, market and transport crude oil and natural gas. Information filed by EOG with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09743, or its CIK Code: 0000821189. EOG’s website is http://www.eogresources.com. EOG’s common stock is listed on the New York Stock Exchange under the ticker symbol “EOG.”

Historical Closing Prices of the Common Stock of EOG Resources, Inc.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $92.07. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$50.19	$44.12	$46.47
4/1/2010	6/30/2010	$56.86	$47.79	$49.19
7/1/2010	9/30/2010	$53.41	$43.31	$46.49
10/1/2010	12/31/2010	$50.67	$44.15	$45.71
1/3/2011	3/31/2011	$59.84	$46.07	$59.26
4/1/2011	6/30/2011	$59.20	$49.14	$52.28
7/1/2011	9/30/2011	$53.29	$35.51	$35.51
10/3/2011	12/30/2011	$52.45	$34.21	$49.26
1/3/2012	3/30/2012	$58.81	$50.73	$55.55
4/2/2012	6/29/2012	$56.78	$41.98	$45.06
7/2/2012	9/28/2012	$58.81	$44.47	$56.03
10/1/2012	12/31/2012	$62.19	$54.39	$60.40
1/2/2013	3/28/2013	$67.05	$60.89	$64.04
4/1/2013	6/28/2013	$68.95	$56.72	$65.84
7/1/2013	9/30/2013	$86.05	$67.66	$84.64
10/1/2013	12/31/2013	$92.58	$78.13	$83.92
1/2/2014	3/31/2014	$98.58	$80.87	$98.09
4/1/2014	6/30/2014	$117.98	$97.06	$116.86
7/1/2014	9/30/2014	$117.10	$99.02	$99.02
10/1/2014*	10/22/2014*	$97.06	$83.76	$92.07
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Halliburton Company

According to publicly available information, Halliburton Company (“Halliburton”) provides services and products to customers in the energy industry related to the exploration, development, and production of oil and natural gas. Halliburton serves oil and natural gas companies worldwide and operates under two segments: the Completion and Production segment and the Drilling and Evaluation segment. The Completion and Production segment delivers cementing, stimulation, intervention, pressure control, specialty chemicals, artificial lift, and completion services. The segment consists of Production Enhancement, Cementing, Completion Tools, Halliburton Boots & Coots, Multi-Chem, and Halliburton Artificial Lift. Halliburton’s Drilling and Evaluation segment provides field and reservoir modeling, drilling, evaluation and precise wellbore placement services. The segment consists of Drill Bits and Services, Wireline and Perforating, Testing and Subsea, Baroid, Sperry Drilling, Landmark Software and Services, and Consulting and Project Management. The business operations of its divisions are organized in four primary geographic regions: North America, Latin America, Europe/Africa/CIS and Middle East/Asia. Information filed by Halliburton with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03492, or its CIK Code: 0000045012. Halliburton’s website is http://www.halliburton.com. Halliburton’s common stock is listed on the New York Stock Exchange under the ticker symbol “HAL.”

Historical Closing Prices of the Common Stock of Halliburton Company

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $54.43. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$34.60	$28.10	$30.13
4/1/2010	6/30/2010	$34.96	$21.15	$24.55
7/1/2010	9/30/2010	$33.40	$24.98	$33.07
10/1/2010	12/31/2010	$41.15	$31.40	$40.83
1/3/2011	3/31/2011	$49.84	$38.17	$49.84
4/1/2011	6/30/2011	$51.00	$45.33	$51.00
7/1/2011	9/30/2011	$57.27	$30.52	$30.52
10/3/2011	12/30/2011	$39.13	$28.68	$34.51
1/3/2012	3/30/2012	$38.51	$32.48	$33.19
4/2/2012	6/29/2012	$35.03	$26.70	$28.39
7/2/2012	9/28/2012	$37.44	$28.36	$33.69
10/1/2012	12/31/2012	$35.65	$29.95	$34.69
1/2/2013	3/28/2013	$43.32	$35.71	$40.41
4/1/2013	6/28/2013	$45.55	$37.21	$41.72
7/1/2013	9/30/2013	$50.32	$42.45	$48.15
10/1/2013	12/31/2013	$56.26	$48.40	$50.75
1/2/2014	3/31/2014	$59.46	$48.20	$58.89
4/1/2014	6/30/2014	$71.01	$57.36	$71.01
7/1/2014	9/30/2014	$74.02	$63.66	$64.51
10/1/2014*	10/22/2014*	$62.47	$49.63	$54.43
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

LyondellBasell Industries N.V.

According to publicly available information, LyondellBasell Industries N.V. (“LyondellBasell”) is a global, independent chemical company. LyondellBasell’s chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstock into plastic resins and other chemicals. These plastics and chemicals are used to manufacture a wide range of products including food packaging, home furnishings, automotive components, paints and coatings. LyondellBasell’s refining business processes crude oil into fuels such as gasoline, diesel and jet fuel. Operations are conducted in five business segments: Olefins and Polyolefins — Americas (“O&P — Americas”), Olefins and Polyolefins — Europe, Asia, International (“O&P — EAI”), Intermediates and Derivatives (“I&D”), Refining and Technology. The O&P — Americas segment produces and markets olefins, including ethylene and ethylene co-products, and polyolefins. The O&P — EAI segment produces and markets olefins, including ethylene and ethylene co-products, polyolefins and polypropylene compounds. The I&D segment produces and markets propylene oxide and its co-products and derivatives, acetyls, ethanol, ethylene oxide and its derivatives, and oxyfuels. The Refining segment refines heavy, high-sulfur crude oil on the U.S. Gulf Coast. The Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts. Information filed by LyondellBasell with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34726, or its CIK code: 0001489393. LyondellBasell’s website is http://www.lyondellbasell.com. LyondellBasell’s common stock is listed on the New York Stock Exchange under the ticker symbol “LYB.”

Historical Closing Prices of the Common Stock of LyondellBasell Industries N.V.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $93.48. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/14/2010*	12/31/2010*	$34.40	$26.00	$34.40
1/3/2011	3/31/2011	$40.90	$34.56	$39.55
4/1/2011	6/30/2011	$45.62	$36.56	$38.52
7/1/2011	9/30/2011	$41.23	$24.43	$24.43
10/3/2011	12/30/2011	$36.08	$24.10	$32.49
1/3/2012	3/30/2012	$46.01	$33.47	$43.65
4/2/2012	6/29/2012	$45.73	$36.76	$40.27
7/2/2012	9/28/2012	$53.42	$39.62	$51.66
10/1/2012	12/31/2012	$57.09	$45.41	$57.09
1/2/2013	3/28/2013	$65.42	$56.84	$63.29
4/1/2013	6/28/2013	$68.81	$55.51	$66.26
7/1/2013	9/30/2013	$74.01	$65.41	$73.23
10/1/2013	12/31/2013	$80.28	$72.73	$80.28
1/2/2014	3/31/2014	$91.06	$75.74	$88.94
4/1/2014	6/30/2014	$100.72	$87.04	$97.65
7/1/2014	9/30/2014	$114.59	$97.68	$108.66
10/1/2014**	10/22/2014**	$105.00	$85.39	$93.48
*	LyondellBasell’s common stock commenced trading on the New York Stock Exchange on October 14, 2010 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2010 includes data for the period from October 17, 2010 through December 31, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.
**	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from October 14, 2010 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

MarkWest Energy Partners, L.P.

According to publicly available information, MarkWest Energy Partners, L.P. (“MarkWest Energy”) is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids (“NGLs”); and the gathering and transportation of crude oil. MarkWest Energy conducts its operations in four operating segments: Marcellus, Utica, Northeast and Southwest. The Marcellus segment provides natural gas midstream services in southwestern Pennsylvania and northern West Virginia through MarkWest Energy’s wholly owned subsidiary, MarkWest Liberty Midstream. The Utica segmet provides gathering, processing, fractionation and marketing services in the Utica Shale in eastern Ohio. The Northeast segment includes Kentucky, southern West Virginia, and Michigan, which includes the Kenova, Boldman, Cobb, Kermit and Langley natural gas processing complexes, a NGL pipeline and the Siloam fractionation facility. The Southwest segment includes Texas and Oklahoma, and Other Southwest. Information filed by MarkWest Energy with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31239, or its CIK Code: 0001166036. MarkWest Energy’s website is http://www.markwest.com. MarkWest Energy’s common units are listed on the New York Stock Exchange under the ticker symbol “MWE.”

Historical Closing Prices of the Common Units of MarkWest Energy Partners, L.P.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $69.85. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$31.76	$27.06	$30.65
4/1/2010	6/30/2010	$33.29	$27.21	$32.72
7/1/2010	9/30/2010	$36.79	$31.81	$35.92
10/1/2010	12/31/2010	$43.31	$36.13	$43.31
1/3/2011	3/31/2011	$48.47	$41.62	$48.47
4/1/2011	6/30/2011	$51.53	$42.95	$48.24
7/1/2011	9/30/2011	$49.67	$40.88	$45.95
10/3/2011	12/30/2011	$56.11	$44.90	$55.06
1/3/2012	3/30/2012	$61.52	$54.17	$58.45
4/2/2012	6/29/2012	$60.15	$45.66	$49.31
7/2/2012	9/28/2012	$54.84	$50.36	$54.42
10/1/2012	12/31/2012	$55.82	$46.50	$51.01
1/2/2013	3/28/2013	$61.12	$52.60	$60.75
4/1/2013	6/28/2013	$69.40	$57.69	$66.85
7/1/2013	9/30/2013	$72.23	$65.81	$72.23
10/1/2013	12/31/2013	$75.35	$62.95	$66.13
1/2/2014	3/31/2014	$72.75	$63.65	$65.32
4/1/2014	6/30/2014	$71.58	$61.95	$71.58
7/1/2014	9/30/2014	$80.09	$68.55	$76.82
10/1/2014*	10/22/2014*	$75.72	$65.91	$69.85
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 2, 2008 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

National Oilwell Varco, Inc.

According to publicly available information, National Oilwell Varco, Inc. (“NOV”) is a provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. NOV conducts its operations through three business segments: Rig Technology, Petroleum Services & Supplies and Distribution & Transmission. NOV’s Rig Technology segment designs, manufactures, sells and services complete systems for the drilling, completion, and servicing of oil and gas wells. This segment offers equipment that automates complex well construction and management operations, such as offshore and onshore drilling rigs; derricks; pipe lifting, racking, rotating and assembly systems; rig instrumentation systems; blowout preventers; coiled tubing equipment and pressure pumping units; well workover rigs; wireline winches; wireline trucks; cranes; flexible pipe for offshore production applications; and turret mooring systems and other products for floating production, storage and offloading vessels and other offshore vessels and terminals. NOV’s Petroleum Services & Supplies segment provides a variety of consumable goods and services used to drill, complete, remediate and workover oil and gas wells and service drill pipe, tubing, casing, flowlines and other oilfield tubular goods. This segment manufactures, rents and sells a variety of products and equipment used to perform drilling operations, including drill pipe, wired drill pipe, transfer pumps, valves, solids control systems, drilling motors, drilling fluids, drill bits, reamers and other downhole tools, and mud pump consumables. NOV’s Distribution & Transmission segment provides pipe, maintenance, repair and operating supplies and spare parts to drill sites and production locations, pipeline operations, processing plants, and industrial facilities worldwide. Information filed by NOV with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12317, or its CIK Code: 0001021860. NOV’s website is http://www.nov.com. NOV’s common stock is listed on the New York Stock Exchange under the ticker symbol “NOV.”

Historical Closing Prices of the Common Stock of National Oilwell Varco, Inc.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $71.44. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$42.86	$35.98	$36.57
4/1/2010	6/30/2010	$41.86	$29.76	$29.80
7/1/2010	9/30/2010	$40.42	$29.96	$40.08
10/1/2010	12/31/2010	$60.61	$39.60	$60.61
1/3/2011	3/31/2011	$74.13	$57.43	$71.44
4/1/2011	6/30/2011	$73.41	$58.94	$70.48
7/1/2011	9/30/2011	$75.08	$46.16	$46.16
10/3/2011	12/30/2011	$68.25	$45.27	$61.27
1/3/2012	3/30/2012	$78.57	$63.76	$71.62
4/2/2012	6/29/2012	$72.70	$54.07	$58.07
7/2/2012	9/28/2012	$76.45	$58.04	$72.20
10/1/2012	12/31/2012	$73.93	$58.46	$61.60
1/2/2013	3/28/2013	$66.82	$59.71	$63.76
4/1/2013	6/28/2013	$64.50	$57.80	$62.09
7/1/2013	9/30/2013	$71.94	$62.54	$70.39
10/1/2013	12/31/2013	$75.97	$70.09	$71.67
1/2/2014	3/31/2014	$71.93	$65.82	$70.18
4/1/2014	6/30/2014	$82.63	$69.56	$82.35
7/1/2014	9/30/2014	$86.43	$76.10	$76.10
10/1/2014*	10/22/2014*	$74.54	$68.05	$71.44
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Nucor Corporation

According to publicly available information, Nucor Corporation and its affiliates (“Nucor”) are manufacturers of steel and steel products. Nucor also produces direct reduced iron (“DRI”) for use in Nucor’s steel mills and processes ferrous and nonferrous metals and brokers ferrous and nonferrous metals, pig iron, hot briquetted iron (“HBI”) and DRI. Nucor’s operations include several international trading companies that buy and sell steel and steel products. Nucor operates in three business segments: Steel Mills, Steel Products and Raw Materials. Nucor’s Steel Mills segment produces and distributes sheet steel, plate steel, structural steel and bar steel. The Steel Products segment produces steel joists and joist girders, steel deck, fabricated concrete reinforcing steel, cold finished steel, steel fasteners, metal building systems, steel grating and expanded metal, and wire and wire mesh. Through the Raw Materials segment, Nucor produces DRI; brokers ferrous and nonferrous metals, pig iron, HBI and DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap metal. Information filed by Nucor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04119, or its CIK Code: 0000073309. Nucor’s website is http://www.nucor.com. Nucor’s common stock is listed on the New York Stock Exchange under the ticker symbol “NUE.”

Historical Closing Prices of the Common Stock of Nucor Corporation

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $51.71. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$49.93	$39.50	$45.38
4/1/2010	6/30/2010	$47.67	$38.28	$38.28
7/1/2010	9/30/2010	$40.66	$36.38	$38.20
10/1/2010	12/31/2010	$44.58	$37.50	$43.82
1/3/2011	3/31/2011	$48.88	$43.75	$46.02
4/1/2011	6/30/2011	$47.64	$39.45	$41.22
7/1/2011	9/30/2011	$41.57	$31.25	$31.64
10/3/2011	12/30/2011	$41.17	$30.91	$39.57
1/3/2012	3/30/2012	$45.41	$40.52	$42.95
4/2/2012	6/29/2012	$43.49	$34.39	$37.90
7/2/2012	9/28/2012	$40.76	$36.82	$38.26
10/1/2012	12/31/2012	$43.97	$37.82	$43.18
1/2/2013	3/28/2013	$48.23	$43.71	$46.15
4/1/2013	6/28/2013	$47.10	$42.23	$43.32
7/1/2013	9/30/2013	$50.87	$43.55	$49.02
10/1/2013	12/31/2013	$54.62	$47.58	$53.38
1/2/2014	3/31/2014	$53.07	$46.62	$50.54
4/1/2014	6/30/2014	$53.16	$49.09	$49.25
7/1/2014	9/30/2014	$58.09	$49.15	$54.28
10/1/2014*	10/22/2014*	$52.83	$48.22	$51.71
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company (“Pioneer”) is an independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer explores for, develops and produces oil and gas reserves. Pioneer sells homogenous oil, natural gas liquid and gas units. Pioneer has one reportable operating segment, which is oil and gas exploration and production. Information filed by Pioneer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13425, or its CIK Code: 0001038357. Pioneer’s website is http://www.pxd.com. Pioneer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PXD.”

Historical Closing Prices of the Common Stock of Pioneer Natural Resources Company

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $178.99. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$56.32	$43.62	$56.32
4/1/2010	6/30/2010	$71.66	$56.40	$59.45
7/1/2010	9/30/2010	$66.89	$55.84	$65.03
10/1/2010	12/31/2010	$87.53	$65.56	$86.82
1/3/2011	3/31/2011	$102.86	$87.52	$101.92
4/1/2011	6/30/2011	$104.66	$83.66	$89.57
7/1/2011	9/30/2011	$99.53	$65.77	$65.77
10/3/2011	12/30/2011	$94.54	$61.82	$89.48
1/3/2012	3/30/2012	$116.24	$92.63	$111.59
4/2/2012	6/29/2012	$116.16	$78.78	$88.21
7/2/2012	9/28/2012	$113.16	$82.80	$104.40
10/1/2012	12/31/2012	$109.34	$101.65	$106.59
1/2/2013	3/28/2013	$132.45	$109.75	$124.25
4/1/2013	6/28/2013	$154.65	$110.17	$144.75
7/1/2013	9/30/2013	$188.80	$148.73	$188.80
10/1/2013	12/31/2013	$224.95	$176.43	$184.07
1/2/2014	3/31/2014	$204.51	$164.78	$187.14
4/1/2014	6/30/2014	$233.07	$181.60	$229.81
7/1/2014	9/30/2014	$232.28	$194.69	$196.97
10/1/2014*	10/22/2014*	$189.82	$164.78	$178.99
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Plains All American Pipeline, L.P.

According to publicly available information, Plains All American Pipeline, L.P. (“Plains”) owns and operates midstream energy infrastructure and provide logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. Plains owns a network of pipeline transportation, terminalling, storage, and gathering assets in crude oil and NGL producing basins and transportation corridors in the United States and Canada. Plains’ business activities are conducted through three operating segments: Transportation, Facilities and Supply and Logistics. The Transportation segment operations consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. The Facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. The Supply and Logistics segment operations generally consist of merchant-related activities such as the purchase of U.S. and Canadian crude oil at the wellhead, the storage of inventory and seasonal storage of NGL, the purchase of NGL from producers, refiners, processors and other marketers, the resale or exchange of crude oil and NGL, and the transportation of crude oil and NGL. Information filed by Plains with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14569, or its CIK Code: 0001070423. Plains’ website is http://www.paalp.com. Plains’ common units are listed on the New York Stock Exchange under the ticker symbol “PAA.”

Historical Closing Prices of the Common Units of Plains All American Pipeline, L.P.

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $54.98. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$28.45	$25.84	$28.45
4/1/2010	6/30/2010	$29.88	$26.17	$29.35
7/1/2010	9/30/2010	$31.95	$28.98	$31.46
10/1/2010	12/31/2010	$32.41	$30.58	$31.40
1/3/2011	3/31/2011	$32.79	$30.61	$31.87
4/1/2011	6/30/2011	$32.76	$29.60	$32.00
7/1/2011	9/30/2011	$32.45	$28.52	$29.46
10/3/2011	12/30/2011	$36.73	$28.67	$36.73
1/3/2012	3/30/2012	$42.08	$36.40	$39.23
4/2/2012	6/29/2012	$41.17	$38.21	$40.41
7/2/2012	9/28/2012	$45.41	$40.78	$44.10
10/1/2012	12/31/2012	$46.76	$43.59	$45.24
1/2/2013	3/28/2013	$56.48	$46.99	$56.48
4/1/2013	6/28/2013	$59.49	$53.26	$55.81
7/1/2013	9/30/2013	$57.38	$49.78	$52.66
10/1/2013	12/31/2013	$53.49	$48.30	$51.77
1/2/2014	3/31/2014	$55.12	$49.40	$55.12
4/1/2014	6/30/2014	$60.05	$54.75	$60.05
7/1/2014	9/30/2014	$60.76	$56.33	$58.86
10/1/2014*	10/22/2014*	$58.10	$50.89	$54.98
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Schlumberger Limited

According to publicly available information, Schlumberger Limited (“Schlumberger”) supplies technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Schlumberger manages its business in three Groups: Reservoir Characterization, Drilling and Production. The Reservoir Characterization Group consists of the principal technologies involved in finding and defining hydrocarbon resources. The Drilling Group consists of the principal technologies involved in the drilling and positioning of oil and gas wells. The Production Group consists of the principal technologies involved in the lifetime production of oil and gas reservoirs. Outside of the Group structure is Schlumberger Business Consulting, which helps oil and gas companies achieve fast and sustainable performance improvements. Information filed by Schlumberger with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. Schlumberger’s website is http://www.slb.com. Schlumberger’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB.”

Historical Closing Prices of the Common Stock of Schlumberger Limited

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $95.99. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$71.29	$60.76	$63.46
4/1/2010	6/30/2010	$73.15	$51.75	$55.34
7/1/2010	9/30/2010	$63.26	$53.33	$61.61
10/1/2010	12/31/2010	$83.63	$61.20	$83.50
1/3/2011	3/31/2011	$95.04	$80.53	$93.26
4/1/2011	6/30/2011	$93.70	$80.64	$86.40
7/1/2011	9/30/2011	$94.70	$59.73	$59.73
10/3/2011	12/30/2011	$77.15	$57.72	$68.31
1/3/2012	3/30/2012	$80.00	$67.64	$69.93
4/2/2012	6/29/2012	$75.13	$59.67	$64.91
7/2/2012	9/28/2012	$77.60	$64.94	$72.33
10/1/2012	12/31/2012	$74.80	$67.77	$69.29
1/2/2013	3/28/2013	$81.56	$70.92	$74.89
4/1/2013	6/28/2013	$77.59	$69.95	$71.66
7/1/2013	9/30/2013	$88.95	$72.61	$88.36
10/1/2013	12/31/2013	$94.46	$85.54	$90.11
1/2/2014	3/31/2014	$97.57	$86.16	$97.50
4/1/2014	6/30/2014	$117.95	$97.10	$117.95
7/1/2014	9/30/2014	$117.85	$101.01	$101.69
10/1/2014*	10/22/2014*	$98.85	$88.96	$95.99
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Weatherford International plc

According to publicly available information, Weatherford International plc (“Weatherford”) is a global provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Weatherford has the following geographic reporting segments: North America; Latin America; Europe/Sub-Sahara Africa/Russia; and Middle East/North Africa/Asia Pacific. Each of these geographic regions has two product and service line groups: Formation Evaluation and Well Construction; and Completion and Production. Formation Evaluation and Well Construction includes: Controlled-Pressure Drilling and Testing, Drilling Services, Tubular Running Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging. Completion and Production includes: Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services. On June 17, 2014, Weatherford changed its place of incorporation from Switzerland to Ireland and each Weatherford International Ltd. share was cancelled in exchange for one Weatherford International plc share. Information filed by Weatherford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36504, or its CIK Code: 0001603923. Weatherford’s website is http://www.weatherford.com. Weatherford’s common stock is listed on the New York Stock Exchange under the ticker symbol “WFT.”

Historical Closing Prices of the Common Stock of Weatherford International plc

The closing price of the basket equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the basket equity during any period shown below is not an indication that the basket equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the basket equity, based on daily closing prices, as reported by Bloomberg. The closing price of the basket equity on October 22, 2014 was $16.95. The actual basket equity starting price will be determined on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$20.47	$14.97	$15.86
4/1/2010	6/30/2010	$18.48	$12.73	$13.14
7/1/2010	9/30/2010	$17.40	$13.07	$17.10
10/1/2010	12/31/2010	$22.87	$16.81	$22.80
1/3/2011	3/31/2011	$26.08	$19.88	$22.60
4/1/2011	6/30/2011	$23.05	$16.90	$18.75
7/1/2011	9/30/2011	$22.49	$12.21	$12.21
10/3/2011	12/30/2011	$16.75	$11.46	$14.64
1/3/2012	3/30/2012	$18.20	$14.92	$15.09
4/2/2012	6/29/2012	$15.31	$11.62	$12.63
7/2/2012	9/28/2012	$13.83	$11.64	$12.68
10/1/2012	12/31/2012	$12.51	$9.09	$11.19
1/2/2013	3/28/2013	$13.43	$11.28	$12.14
4/1/2013	6/28/2013	$14.49	$12.04	$13.70
7/1/2013	9/30/2013	$15.74	$13.76	$15.33
10/1/2013	12/31/2013	$17.37	$14.62	$15.49
1/2/2014	3/31/2014	$17.36	$13.20	$17.36
4/1/2014	6/30/2014	$23.05	$16.78	$23.00
7/1/2014	9/30/2014	$24.06	$20.80	$20.80
10/1/2014*	10/22/2014*	$19.98	$15.89	$16.95
*	As of the date of this prospectus supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 22, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the basket equity from January 3, 2000 through October 22, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

GENERAL TERMS OF THE WARRANTS

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants have a premium of $47.00 per Warrant and a minimum investment of 22 Warrants (for a total minimum purchase price of $1,034). Purchases in excess of this minimum amount may be made in integrals of one Warrant. Purchases and sales of Warrants made in the secondary market, if any exists, are not subject to this minimum investment.

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

♦	Expire Worthless: If the basket ending level is equal to or less than the basket starting level; or
♦	Automatically be Exercised: If the basket ending level is greater than the basket starting level.

Payment to Holders of the Warrants — Cash Settlement Amount

The Warrants are call spread warrants linked to the performance an equally weighted basket of equities, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the basket increases from the trade date to the expiration date. The Warrants will be automatically exercised or expire worthless on the expiration date. The cash settlement amount you receive on the cash settlement payment date, if any, will be based on the basket ending level relative to the basket starting level, as described below:

♦	If the basket ending level is greater than the basket starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Basket Return and (ii) Maximum Basket Return

♦	If the basket ending level is equal to or less than the basket starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” will be $47.00 per Warrant representing 4.70% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “basket return” is the quotient, expressed as a percentage of (i) the basket ending level minus the basket starting level divided by (ii) the basket starting level. Expressed as a formula:

Basket Return =	Basket Ending Level – Basket Starting Level Basket Starting Level

The “basket starting level” will be set equal to 100 on the trade date.

The “basket ending level” will equal the product of (i) the basket starting level multiplied by (ii) the sum of one and the weighted performance of the basket equities on the expiration date, as determined by the calculation agent. The weighted performance for each basket equity is the basket equity return for such basket equity multiplied by the basket equity weighting, calculated as follows:

100 × [1 + (1/15 × Cabot Oil & Gas Corporation Basket Equity Return) + (1/15 × Continental Resources, Inc.
Basket Equity Return) + (1/15 × Cummins Inc. Basket Equity Return) + (1/15 x Eastman Chemical Company
Basket Equity Return) + (1/15 × Enterprise Products Partners L.P. Basket Equity Return) + (1/15 × EOG Resources, Inc.
Basket Equity Return) + (1/15 × Halliburton Company Basket Equity Return) + (1/15 × LyondellBasell Industries
N.V. Basket Equity Return) + (1/15 × MarkWest Energy Partners, L.P. Basket Equity Return) +
(1/15 × National Oilwell Varco, Inc. Basket Equity Return) + (1/15 × Nucor Corporation Basket Equity Return) +
(1/15 × Pioneer Natural Resources Company Basket Equity Return) + (1/15 × Plains All American Pipeline, L.P.
Basket Equity Return) + (1/15 × Schlumberger Limited Basket Equity Return) +
(1/15 × Weatherford International plc Basket Equity Return)]

For each basket equity, the applicable “basket equity return” will be the quotient, expressed as a percentage, of (i) the basket equity ending price minus the basket equity starting price divided by (ii) the basket equity starting price. Expressed as a formula:

Basket Equity Return =	Basket Equity Ending Price – Basket Equity Starting Price Basket Equity Starting Price

For each basket equity, the “basket equity starting price” will equal the closing price for such basket equity on the trade date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.

For each basket equity, the “basket equity ending price” will equal the closing price for such basket equity on the expiration date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Warrants — Antidilution Adjustments” and “— Reorganization Events”.

The “trade date” will be October 24, 2014, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “settlement date” is October 29, 2014 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “maximum basket return” is 10%.

The “expiration date” will be November 9, 2015, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be November 13, 2015 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

Investing in the Warrants involves significant risks. The basket return must be greater than 4.70% for you to receive a positive return on your initial investment. If the basket return is positive but less than 4.70%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the basket ending level is equal to or less than the basket starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum basket return. Therefore, you will not benefit from any positive basket return in excess of an amount that exceeds the maximum basket return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Price

The “closing price” of any basket equity on any trading day means:

♦	if a basket equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such basket equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the basket equity (or such other security) is listed or admitted to trading; or
♦	if, following certain reorganization events affecting the basket equity or following delisting or suspension of trading in the basket equity, the basket equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “— Reorganization Events” beginning on page PS-53); or

♦	if the basket equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the basket equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Expiration Date

We currently expect the expiration date to be November 9, 2015, unless the calculation agent determines that a market disruption event occurs or is continuing for any basket equity on that day. In that event, the expiration date for the affected basket equity will be the first following trading day on which the closing price of the that basket equity is determinable and on which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to that affected basket equity. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be November 13, 2015, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the third business day before this applicable day does not qualify as the expiration date as determined in accordance with “— Expiration date” above, then the payment date will be the third business day following such expiration date. If the calculation agent postpones the expiration date with respect to one or more basket equities, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. The calculation agent may postpone the expiration date for the Warrants if a market disruption event occurs or is continuing with respect to any basket equity on a day that would otherwise be the expiration date. We describe market disruption events under “— Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the basket ending level based upon the basket equity ending price of each basket equity on the expiration date. If the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing with respect to a basket equity, the expiration date may be postponed by up to eight trading days for the affected basket equity. If such a postponement occurs, the calculation agent will determine the basket equity ending price by reference to the closing price for the disrupted basket equity on the first trading day on which no market disruption event occurs or is continuing with respect to such basket equity. If, however, the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the basket equity ending price and the basket ending level on such day. In such an event, the calculation agent will estimate the basket equity ending price for the basket equity that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the basket equity ending price of the basket equity on such date.

A market disruption event for a particular basket equity included in the basket will not necessarily be a market disruption event for another basket equity included in the basket. If, on the originally scheduled expiration date, no market disruption event with respect to a particular basket equity occurs or is continuing, then the determination of the basket equity ending price relating to such basket equity will be made on the originally scheduled expiration date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket equities.

The calculation agent may also postpone the determination of the basket equity starting price of any basket equity if it determines that a market disruption event has occurred or is continuing with respect to a basket equity on the trade date. If the trade date is postponed, the calculation agent may adjust the expiration date and the cash settlement payment date to ensure that the stated term of the Warrants remains the same.

Any of the following will be a market disruption event with respect to a basket equity, in each case as determined by the calculation agent:

♦	a suspension, absence or material limitation of trading in a basket equity in the primary market for such equity for more than two hours of trading or during the one hour before the close of trading in that market;
♦	a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to a basket equity or, with respect to an underlying that is an exchange-traded fund (an “ETF”), to the index tracked by such ETF (the “target index”);
♦	if a basket equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the underlying constituents which then comprise 20% or more of the value of the underlying constituents of the ETF on the primary exchanges for such underlying constituents for more than two hours of trading or during the one hour before the close of trading of such exchanges; or

♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in any basket equity generally.

For the avoidance of doubt, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to a basket equity or, with respect to a basket asset that is an ETF, to (x) the target index of such ETF or (y) the underlying constituents of such ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:

♦	a price change exceeding limits set by that market
♦	an imbalance of orders relating to those contracts or
♦	a disparity in bid and ask quotes relating to those contracts will constitute a market disruption event relating to such basket equity.

For this purpose, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any basket equity:

♦	a limitation on the hours or numbers of days of trading in a basket equity or options on that basket equity, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option or futures contracts relating to a basket equity, or, if a basket equity is an ETF, to the target index or underlying constituents of the ETF.

Antidilution Adjustments

The basket equity starting price and/or basket equity ending price, as applicable, or any other term of the Warrants, are each subject to adjustments by the calculation agent as a result of the antidilution events described in this section. The adjustments described below do not cover all events that could affect the value of the Warrants. We describe the risks relating to dilution above under “Risk Factors — You have limited protection in the case of antidilution and reorganization events” on page PS-12.

How Adjustments Will be Made

If one of the events described below occurs with respect to a basket equity and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of such basket equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the basket equity starting price and/or basket equity ending price, as applicable, of the affected basket equity or any other term of the Warrants, as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if a basket equity issuer announced a two-for-one stock split and an adjustment was required, the calculation agent would halve the basket equity starting price for the affected basket equity and no adjustment would be made with respect to the other unaffected basket equities. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of a basket equity, if applicable, in the event of a consolidation or merger of the issuer of the applicable basket equity with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Warrants.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the basket equity starting price and/or basket equity ending price, as applicable, for the first event, then adjust those same terms, as applicable, for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described herein with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Warrants that results solely from that event to achieve an equitable result. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the basket equity starting price and/or basket equity ending price, as applicable, of a basket equity. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected basket equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the basket equity starting price and/or basket equity ending price of the affected basket equity. All terms of the Warrants resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one-half cent being rounded upward.

If your Warrants are linked to an ADR, the term “dividend” used in this section will mean the dividend paid by the non-U.S. stock issuer, net of any applicable non-U.S. withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADR is serving as a basket equity, the calculation agent will consider the effect of the relevant event on the holders of the ADRs. For instance, if a holder of the ADRs receives an extraordinary dividend, the provisions below would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represents both the spun-off security as well as the existing non-U.S. stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADR is serving as a basket equity, no adjustment will be made (1) if holders of ADRs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has adjusted the number of shares of non-U.S. stock represented by each ADR so that the economic terms of the ADRs would not be affected by the antidilution event in question.

If the non-U.S. stock issuer or the depositary for the ADRs, in the absence of any of the events described below, elects to adjust the number of shares of non-U.S. stock represented by each ADR, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADRs may also have the ability to make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Warrants as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting the Warrants, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable basket equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Warrants. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

♦	a subdivision, consolidation or reclassification of a basket equity or a free distribution or dividend of shares of a basket equity to existing holders of a basket equity by way of bonus, capitalization or similar issue;
♦	a distribution or dividend to existing holders of a basket equity of:
♦	additional shares of a basket equity as described under “— Stock Dividends or Distributions” below,
♦	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective basket equity issuer equally or proportionately with such payments to holders of a basket equity, as applicable, or
♦	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
♦	the declaration by the respective basket equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of a basket equity, as applicable, or other assets;
♦	a repurchase by the respective basket equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
♦	a consolidation of the respective basket equity issuer with another company or merger of the respective basket equity issuer with another company; and
♦	any other similar event that may have a diluting or concentrative effect on the theoretical value of a basket equity.

The adjustments described below do not cover all events that could affect the value of the Warrants. We describe the risks relating to dilution under “Risk Factors — You have limited protection in the case of antidilution and reorganization events” on page PS-12.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If a basket equity is subject to a stock split or a reverse stock split, then the basket equity starting price will be adjusted by dividing the prior basket equity starting price by the number of shares that a holder of one share of the affected basket equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If a basket equity is subject to a stock dividend payable in shares of such basket equity, then the basket equity starting price will be adjusted by dividing the prior basket equity starting price by the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the affected basket equity.

It is not expected that antidilution adjustments will be made in the case of stock dividends payable in shares of a basket equity that are in lieu of ordinary cash dividends payable with respect to shares of such basket equity.

Other Dividends or Distributions

The terms of the Warrants will not be adjusted to reflect dividends or other distributions paid with respect to a basket equity, other than:

♦	stock dividends described under “— Stock Dividends or Distributions” above;
♦	issuances of transferable rights and warrants with respect to a basket equity as described under “— Transferable Rights and Warrants” below;
♦	if a basket equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-53; and
♦	extraordinary cash dividends described below.

A dividend or other distribution with respect to a basket equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for a basket equity by an amount equal to at least 10% of the closing price of a basket equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which a basket equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to a basket equity and is payable in cash, the basket equity starting price will be adjusted by dividing the prior basket equity starting price by the ratio of the closing price of the affected basket equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for a basket equity equals:

♦	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of basket equity minus the amount per share of basket equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the affected basket equity; or
♦	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of a basket equity that is both an extraordinary dividend and payable in shares of that basket equity, or an issuance of rights or warrants with respect to a basket equity that is also an extraordinary dividend, will result in adjustments to the basket equity starting price, or any other term of the Warrants, as described under “— Stock Dividends or Distributions” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a basket equity issues transferable rights or warrants to all holders of such basket equity to subscribe for or purchase such basket equity at an exercise price per share that is less than the closing price of such basket equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the basket equity starting price or basket equity ending price, as applicable, of the affected basket equity, or any other terms of the Warrants as the calculation agent determines appropriate with reference to any adjustment(s) to options contracts on the affected basket equity in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	a basket equity is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the issuer of that basket equity;
(b)	the issuer of a basket equity or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following that event;
(c)	any statutory share exchange involving outstanding shares of a basket equity issuer or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;
(d)	the issuer of a basket equity or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
(e)	the issuer of a basket equity or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of that basket equity, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);

(f)	the issuer of a basket equity or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
(g)	a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the issuer of a basket equity or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) with respect to a basket equity occurs, then the determination of the basket equity ending price will be made by the calculation agent based upon the amount, type and value of property or properties — whether securities, other property or a combination of securities, other property and cash — that a hypothetical holder of the number of shares of the affected basket equity prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and be quoted and traded in a non-U.S. currency. No interest will accrue on any distribution property.

If a reorganization event occurs with respect to a basket equity, the required adjustment will only be made with respect to the affected basket equity. More specifically, the distribution property will only replace the affected basket equity in the determination of the basket ending level by the calculation agent, taking into consideration the weight of the affected basket equity, and no adjustment will be made with respect to the other unaffected basket equities.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the affected basket equity may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the affected basket equity that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to a basket equity and the calculation agent adjusts the affected basket equity to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting an adjusted basket equity. The calculation agent will do so to the same extent that it would make adjustments if the shares of the affected basket equity were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the basket equity.

For example, assume a basket equity issuer merges into another company and each share of the affected basket equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash. Conceptually, the distribution property is treated much like a basket, with the basket assets consisting of two common shares of the surviving company and the specified amount of cash. In the same manner as it would for a basket equity, the calculation agent will adjust the common share component of the adjusted basket equity for each Warrant to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section and in “— Antidilution Adjustments”, as if the common shares were issued by the respective basket equity issuer. In that event, the cash component will not be adjusted but will continue to be a component of the basket equity (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due at maturity of the Warrants, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the affected basket equity as described above. Consequently, references herein to an applicable basket equity mean any distribution property that is distributed in a reorganization event and comprises an adjusted basket equity. Similarly, references to the respective basket equity issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on the expiration date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S. currency for U.S. dollars for settlement on the expiration date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Warrants. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to a basket equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) a basket equity issuer or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading in a Basket Equity” below) to replace such basket equity that is affected by any such share-for cash event or issuer merger event (the “ original basket equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant basket equity and the calculation agent will make any required adjustment to the basket equity starting price and/or basket equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original basket equity exists, then the calculation agent will deem the closing price of the original basket equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the affected basket equity on each remaining trading day to, and including, the expiration date.

If an ADR is serving as a basket equity and the non-U.S. stock represented by such ADR is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADRs are not eligible to participate in such reorganization event or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has made adjustments to account for the effects of such reorganization event. However, if holders of ADRs are eligible to participate in such reorganization event and the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

If two or more issuers of basket equities are subject to a merger, combination or consolidation with each other, irrespective of the foregoing, the distribution property that results from such merger, combination or consolidation will replace all of the affected basket equities (with no adjustment to any basket equities not affected by the merger, combination or consolidation). The calculation agent will make the corresponding adjustment(s), if any, to any relevant basket equity starting price or basket equity ending price, as applicable, and any other relevant term, as the calculation agent determines appropriate to account for that diluting or concentrative effect.

Delisting or Suspension of Trading in a Basket Equity

If a basket equity is delisted or trading of a basket equity is suspended on the primary exchange for such basket equity, and such basket equity is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such basket equity will continue to be deemed the basket equity.

If a basket equity is delisted or trading of such basket equity is suspended on the primary exchange for such basket equity, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADR, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the applicable basket equity issuer as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the applicable basket equity issuer as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Warrants with respect to the common stock or ADR of such company. If there is no issuer with the same primary industry classification as the issuer of the applicable basket equity that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADR then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification; second, issuers with the same primary “Industry” classification; and third, issuers with the same primary “Industry Group” classification, in each case, as the issuer of the applicable basket equity. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a subsidiary of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures.

The substitute security will be deemed to be the affected basket equity and the calculation agent will make any required adjustment to the basket equity starting price and/or basket equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the basket ending level and the payment at maturity by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the applicable basket equity is delisted or trading of the applicable basket equity is suspended and the calculation agent determines that no substitute security comparable to the applicable basket equity exists, then the calculation agent will deem the closing price of the applicable basket equity on the trading day immediately prior to its delisting or suspension to be the closing price of the applicable basket equity on each remaining trading day to, and including, the expiration date.

Delisting of ADRs or Termination of ADR Facility

If an ADR serving as a basket equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the issuer of the non-U.S. stock and the ADR depositary is terminated for any reason, then, on and after the date such ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the non-U.S. stock will be deemed to be such basket equity, and the calculation agent will make any required adjustment to the basket equity starting price and/or basket equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the basket ending level and the payment at maturity by reference to the non-U.S. stock and such adjusted terms. To the extent that the non-U.S. stock and/or a group of one or more classes of non-U.S. stock substituted for the affected basket equity represents more than or less than one share of such basket equity, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing the quantities and classes of such non-U.S. stock. On and after the change date, for all purposes, including the determination of the basket equity ending price and the basket equity return, the closing price of the non-U.S. stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described above in “— Reorganization Events”.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as a basket equity (“original ETF”) is delisted, trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed the affected basket equity.

If an ETF serving as a basket equity is delisted, trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, or the ETF is otherwise discontinued, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the ETF, which is listed or approved for trading on a major U.S. exchange or market, whose ETF (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same target index as the original ETF or underlying constituents of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to its underlying constituents, any target index, market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the relevant basket equity and the calculation agent will make any required adjustment to the basket equity starting price and/or basket equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the substitute ETF and such adjusted terms. If the substitute ETF is quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute ETF on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price of the original ETF by reference to a basket comprised of (i) the underlying constituents of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying constituents of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant basket equity and the calculation agent will make any required adjustment to the basket equity starting price and/or basket equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the replacement basket and such adjusted terms. If the replacement basket includes any equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to, and including, the expiration date.

If at any time the target index or the underlying constituents of an ETF serving as a basket equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices of the affected basket equity by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, business days, trading days, the basket starting level, the basket ending level, the basket return, the basket equity starting prices, the basket equity ending prices, the basket equity returns and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus.

Trading Day

For each basket equity, a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange or market on which such basket equity is listed or admitted for trading. With respect to a basket equity issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non U.S. exchange or market on which such instrument is listed or admitted for trading.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The booking branch of UBS AG will be London Branch.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases or sales of securities included in or linked to the basket equities and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the basket equities prior to on or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we or our affiliates may:

♦	acquire or dispose of long or short positions of the basket equities or other securities of the basket equity issuers;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the prices of the basket equities or the price of the above instruments;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or non-U.S. basket equity or underlying constituents; or
♦	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Warrants on or before the expiration date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank or certain other financial institutions,
♦	a regulated investment company,
♦	a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Warrants as part of a straddle, a hedging or conversion transaction or other integrated transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Warrants,
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

We will not attempt to ascertain whether any basket equity issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of the relevant Warrant. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as options for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to any sale, exchange, exercise or expiration of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

Upon a sale, exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate options on the components of the basket equities or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the basket equities.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the United States federal income tax consequences of an investment in the Warrants.

Further, because certain of the basket equities represent equity interests in certain partnerships, where each such partnership would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the IRS could assert that all or a portion of a Warrant should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. While a Warrant is not expected to constitute a constructive ownership transaction (because a Warrant is expected to be treated as an option), if a Warrant (in whole or in part) were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale or expiration of your Warrants could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). You should consult your tax advisor concerning the possible application of Section 1260 to the Warrants.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Warrants.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders.  If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a Non-U.S. holder will not be subject to U.S. federal income tax, unless:

♦	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, or
♦	the Non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange or retirement of the Warrants by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether any basket equity issuer or any of the assets owned by a basket equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) or “United States real property interests” within the meaning of Section 897 of the Code. Nevertheless, we do not intend to treat the Warrants as “United States real property interests” as defined in Section 897 of the Code. However, if the IRS were to successfully assert that the Warrants are, in fact, United States real property interests, any gain to a non-U.S. Holder in respect of a security upon a sale, exchange, redemption or other taxable disposition of a Warrant would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the Warrants as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Warrants as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of certain of the basket equities and assets owned by certain basket equity issuers) including possibly the Warrants, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Warrants.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Warrants are urged to consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other (including the taxing jurisdiction of the basket equity issuers) tax consequences to them of the purchase, ownership and disposition of the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2).

ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate premium amount of the Warrants indicated on the cover of the final prospectus supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Warrants. UBS Securities LLC will agree to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Placement Agents intend to resell the offered Warrants at the issue price to the public. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis after the trade date over a period specified in the section “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the relevant final prospectus supplement, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.